Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING Agreement (this “Agreement”) is entered into as of April 15, 2025, by and between AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company” and, together with its subsidiaries, the “Company Group”), and SB Value Partners, L.P., a Texas limited liability partnership (the “Advisor”). “Parties” means the Company and the Advisor, and each respectively, a “Party”. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Cooperation Agreement.

WHEREAS, as of March 26, 2025, the Advisor may be deemed to have beneficial ownership of approximately 1,352,404 shares of the Company’s Common Stock, representing approximately 8.2% of outstanding shares on the date hereof (with Scott A. Barnes holding 1,641 shares of Common Stock through an individual retirement account;

WHEREAS, the Advisor has extensive experience as a knowledgeable investor in community banks nationwide, and also provides professional and consulting services to a number of community banks nationwide;

WHEREAS, on April 18, 2024, the Company and the Advisor entered into a certain cooperation agreement (the “Cooperation Agreement”) relating to, among other things, ongoing consultation and collaboration between the Company and the Advisor with respect to financial performance metrics, business development and similar matters;

WHEREAS, the Company operates a large wealth management division (the “Wealth Management Division”) through its wholly owned subsidiary, AmeriServ Financial Bank, and through AmeriServ Wealth Advisors, Inc., a registered investment advisor and wholly owned subsidiary of AmeriServ Financial Bank;

WHEREAS, the Company desires to engage the Advisor to perform general consulting and advisory services with respect to the operations and business of the Wealth Management Division, and the Advisor is willing to accept such engagement, on the terms provided herein, and, in connection with such engagement, the Company and the Advisor have, concurrently with the execution of this Agreement, entered into an amendment to the Cooperation Agreement to extend the term of the Cooperation Agreement for a four-year period from the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Engagement. (a) The Company hereby engages the Advisor to perform the following services with respect to the Wealth Management Division together with any similar services as may be mutually agreed by the Company and the Advisor during the term of this Agreement (collectively, the “Consulting Services”): (i) promoting efficiencies in the core business and operations of the Wealth Management Division; and (ii) suggesting optimal trust and wealth management best practices and products, including business development efforts to grow client relationships and assets under management.

(b) General Consulting Services to be provided by the Advisor pursuant to Section 1(a), and the timing thereof, shall be mutually developed and agreed to by the Company and the Advisor, acting in good faith. Consulting Services provided by the Advisor hereunder shall be conducted by the Advisor’s Managing Member (the “Senior Consultant”), with certain administrative tasks to be performed by employees of the Advisor under the direct supervision of the Senior Consultant. The Senior Consultant, or his designee, shall coordinate the Consulting Services with and through the President of the Wealth Management Division (who shall report directly to the Company’s Chief Executive Officer) or the Company’s Chief Executive Officer.

(c) During the Term, the Company agrees to (i) make available to the Advisor, upon request to the Company’s Chairman of the Board, Chief Executive Officer, and/or the President of the Wealth Management Division (the “Company Leadership”), appropriate personnel of the Company Group, including, but not limited to, accounting personnel, budgetary managers, vendor relationship managers, and related decision makers (collectively, the “Company Key Personnel”), (ii) promptly provide available information requested by the Advisor from time to time, and (iii) , through the Company’s board of directors or the board of directors of the applicable member of the Company Group, consider in good faith all recommendations resulting from the Consulting Services developed by the Company Leadership and the Advisor and, to the extent adopted, implement such recommendations as appropriate. The Advisor acknowledges that, except to the extent delegated to, or within the authority of, management, the implementation of any advice or recommendations resulting from the Consulting Services shall in all events be subject to input from and approval by the boards of directors of the Company or the applicable subsidiary within the Company Group.

(d) The Advisor does not make any representations or warranties, express or implied, with respect to outcomes resulting from the Consulting Services. In no event shall the Advisor or any of its affiliates be liable to the Company, any other member of the Company Group, or any of their respective affiliates for any act, alleged act, omission or alleged omission in connection with performance of the Consulting Services that does not constitute gross negligence or willful misconduct of the Advisor or its designee as determined by a final, non-appealable determination of a court of competent jurisdiction.

Section 2. Performance Fee Shares. (a) In consideration of the Consulting Services to be provided by the Advisor to the Company and any other member of the Company Group under this Agreement, upon the occurrence (and only upon the occurrence) of a Vesting Event (as defined below) the Advisor shall be entitled to receive, and the Company shall issue to the Advisor, promptly following the occurrence of a Vesting Event (such date, the “Issuance Date”), an aggregate of 350,000 fully paid and nonassessable shares (the “Shares”) of the common stock, $0.01 par value per share, of the Company (“Common Stock”) upon the terms and conditions set forth herein. The Shares are subject to adjustment as provided herein.

(b) For purposes of this Agreement, a “Vesting Event” shall mean the occurrence of (i) the Common Stock trading at or above $5.00 per share on any trading day prior to the fourth anniversary of the date hereof or (ii) the occurrence of a Change of Control (as defined in the Cooperation Agreement) at any time prior to the fourth anniversary of the date hereof.

(c) The Company shall issue a book-entry or book-entries for the Shares issued under this Agreement on or before the second business day following the Issuance Date in accordance with the terms contained herein in the name of the Advisor and shall deliver evidence of such book-entry or book-entries to the Advisor. The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Shares other than pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act of the 1933, as amended (the “Securities Act”), to the Company or to an affiliate (as such term is defined under regulations promulgated under the Securities Act) of the Advisor, the Company may require an opinion of the Company’s securities counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the Shares under the Securities Act. The Advisor agrees that Shares may be issued with an appropriate legend with respect to the foregoing.

(d) The Company hereby represents and warrants that any Shares issued hereunder in accordance with the provisions of this Section 2 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances arising as a matter of applicable law or created by or at the direction of the Advisor). The Shares so issued shall be deemed for all purposes to have been issued to the Advisor as of the close of business on the Issuance Date, notwithstanding that the stock transfer books of the Company may then be closed or book-entries representing such Shares may not be actually delivered on such date. The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the issuance of the Shares. The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of the Shares issuable hereunder on the principal stock exchange on which shares of Common Stock are then listed or traded.

(e) This Agreement does not entitle the Advisor to, with respect to the Shares, (i) receive dividends or other distributions, (ii) consent to any action of the shareholders of the Company, (iii) receive notice of or vote at any meeting of the shareholders, (iv) receive notice of any other proceedings of the Company, or (v) exercise any other rights whatsoever, in any such case, as a shareholder of the Company prior to the Issuance Date.

(f) In the event the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Common Stock issued and outstanding prior to the Issuance Date as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Common Stock and the record date therefor shall be prior to the Issuance Date, the number of Shares shall be proportionately and appropriately adjusted; provided that, for purposes of clarification no such adjustment shall be made with regard to Common Stock if the Company issues additional shares of Common Stock and receives fair market value consideration for such shares.

(g) The Advisor represents and warrants to the Company that, as of the date hereof it is, and on the Issuance Date, it will be, an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(h) For the avoidance of doubt, if for any reason, if the Vesting Event shall not have occurred prior to the earlier of the fourth anniversary of the date hereof or the Termination Date, the Company shall not have any obligation to issue, and the Advisor shall not be entitled to receive, the Shares.

(i) Notwithstanding anything to the contrary contained in this Agreement, issuance of any Shares hereunder shall be subject to the receipt by the Advisor of any applicable regulatory approval then required pursuant to the Bank Holding Company Act of 1956, the Change in Bank Control Act of 1978, or the Pennsylvania Banking Code of 1965 for the Advisor to receive Shares hereunder. If prior to earlier of the fourth anniversary of the date hereof or the Termination Date, the Advisor has not obtained any required approval, exemption, authorization or consent (including the expiration or termination of any waiting periods, as applicable) from such banking regulatory authority then required pursuant to the Bank Holding Company Act of 1956, the Change in Bank Control Act of 1978, or the Pennsylvania Banking Code of 1965 in connection with the issuance of the Shares, the Company shall not have any obligation to issue, and the Advisor shall not be entitled to receive, any Shares for which applicable regulatory approval is required; provided, however, in any event the Advisor shall have a reasonable amount of time, irrespective of such Termination Date or the fourth anniversary date hereof, to obtain such regulatory approval from the date that the Advisor becomes subject to or is required to pursue such required regulatory approval (in any event the Advisor shall have at least 120 days to pursue such required regulatory approval).

Section 3. Reimbursement of Expenses. In consideration of the time, effort and expense that has been and will be expended or incurred by or on behalf of the Advisor under this Agreement, the Company agrees to reimburse the Advisor from time to time upon request for all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of the Advisor in connection with or related thereto, incurred after the date hereof, including with respect to the Advisor's ongoing monitoring of the affairs of the Company Group (including all reasonable travel and related expenses).

Section 4. No Exclusive Duty to the Company Group. (a) In recognition that (i) the Advisor (or one or more affiliates, associated investment funds or portfolio companies) may engage in the same or similar activities or lines of business as the Company or any other member of the Company Group and have an interest in the same areas of corporate opportunities, (ii) the members of the Company Group will derive certain benefits hereunder and (iii) the Advisor, in desiring and endeavoring fully to satisfy its duties, may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this Section 4 are set forth to regulate, define and guide the conduct of certain affairs of the Company and other members of the Company Group as they may involve the Advisor.

(b) Notwithstanding anything to the contrary contained herein, (i) the Advisor shall not be required to manage, monitor or advise the Company or any member of the Company Group as its sole and exclusive function and it, and any of its affiliates, may have other business interests and may engage in other activities in addition to those relating to the Company and the Company Group, and such other business interests or activities may be of any nature or description, may be competitive with the Company or any member of the Company Group and may be engaged in independently or with others, and (ii) neither the Company nor any other member of the Company Group shall have any right, by virtue of this Agreement or the relationship created hereby, in or to such other ventures or other activities of the Advisor or any of its affiliates, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with any member of the Company Group's business, shall not be deemed wrongful or improper.

SECTION 5. Term; Termination. The term of this Agreement (the “Term”) shall commence on the date hereof and shall remain in effect until the earlier of (i) the fourth anniversary of the date hereof or (ii) the termination of the Cooperation Agreement (each such date, the “Termination Date”); provided, however, that: (a) the Advisor may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice specifying the material breach from the Advisor or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such fifteen (15) day period; (b) the Company may earlier terminate this Agreement if the Advisor commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Advisor’s receipt of written notice thereof from the Company specifying the material breach or, if impossible to cure within fifteen (15) days, which the Advisor has not taken any substantive action to cure within such fifteen (15) day period; and (c) the Term may be extended at any time by mutual written agreement of the Parties (with the Termination Date being extended for a corresponding timeframe). Notwithstanding the foregoing, the provisions of Section 6 through Section 15 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination.

Section 6. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

SECTION 7. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

SECTION 8. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief, as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 8 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

SECTION 9. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 9 (or to such other address that may be designated by a Party from time to time in accordance with this Section 9).

If to the Company, to its address at:

AmeriServ Financial, Inc.

Main & Franklin Streets
P.O. Box 430

Johnstown, Pennsylvania 15907

Attention: J. Michael Adams, Jr., Chairman

Email: jmadams@ameriserv.com

If to Advisor, to the address at:

SB Value Partners, L.P.

1903 San Pedro Avenue
San Antonio, Texas 78212

Attention: Scott A. Barnes, Managing Member

Email: scott.barnes@sbvalue.com

SECTION 10. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

SECTION 11. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

SECTION 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement (including through electronic signature) delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 13. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 13 shall be null and void. Without limiting the generality of the foregoing, nothing in this Section 13 shall prohibit the Advisor from selling, assigning, transferring, or conveying any of the Shares to any person controlled, controlling, or under common control with the Advisor so long as such purchaser or transferee shall agree in writing to be bound by the terms of this Agreement. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 14. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

SECTION 15. Interpretation. Each of the Parties acknowledges that it has been represented by legal counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective legal counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer or representative as of the date first above written.

AMERISERV FINANCIAL, INC.

By:	/s/ J. Michael Adams, Jr.
Name:	J. Michael Adams, Jr.
Title:	Chairman of the Board of Directors

SB VALUE PARTNERS, L.P.

By:	/s/ Scott A. Barnes
Name:	Scott A. Barnes
Title:	Managing Member